Exhibit 99.1

Laureate Education Announces Promotions to President & Chief Administrative Officer and Chief Operating Officer

Baltimore, Maryland — March 28, 2017 — Laureate Education, Inc. announced today the departure of its President & Chief Operating Officer, Enderson Guimarães, and the promotions of two of its most senior executives. Eilif Serck-Hanssen, the company’s Chief Financial Officer for the past nine years, will assume the role of President & Chief Administrative Officer. Serck-Hanssen will retain the Chief Financial Officer role until a successor in that role is named. Ricardo Berckemeyer, a 15-year veteran of the company who heads the Latin America region, Laureate’s largest business unit, will assume the role of Chief Operating Officer. Both executives will report to Douglas Becker, the company’s Founder, Chairman, and Chief Executive Officer.

“Enderson brought great enthusiasm for our mission and has made many contributions to the company. I want to thank him and wish him well,” said Becker.

Guimarães, who joined the company in September 2015 will be leaving to pursue other opportunities following a transition period over the next several months. “I have tremendous admiration for Laureate and its many impressive educators and leaders, and am confident that the company will continue to be successful in the future,” said Guimarães.

“We are tremendously fortunate to have two extraordinary and experienced leaders in Ricardo and Eilif, and I am grateful for their commitment to the future of our company,” Becker continued. “Ricardo directed Laureate’s entry into many of the company’s most successful markets and developed operating models that deliver tremendous educational and financial returns. Eilif played an instrumental role in leading Laureate’s initiatives to use technology and new processes to leverage scale, with notable progress in efficiency and quality. I am excited to work with Ricardo, Eilif, and our global team of dedicated and talented leaders to accelerate the growth, performance, and positive social impact of our company.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled across 70 institutions in 25 countries at campuses and online. Laureate offers high-quality, undergraduate, graduate, and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper, and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a U.S. Public Benefit Corporation, a new class of corporation committed to creating a positive impact on society. To learn more, visit www.laureate.net.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Adam Smith

Adam.Smith@laureate.net

U.S.: +1 (866) 452 8732 / International: +1 (410) 843 6100